Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 21, 2002

Dear Sir/Madam:

        We have read Abbott Laboratories Item 4 included in the Form 8-K dated March 15, 2002 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc:	Mr. Thomas C. Freyman, Senior Vice President, Finance and Chief Financial Officer, Abbott Laboratories